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Exhibit 12
Ratio of Earnings to Fixed Charges (In thousands)
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                                                                        Year Ended December 31
                                                 1995         1994         1993         1992         1991         1990
Ratio 1 - including deposit interest

Earnings:
  Income before income taxes                   $825,925     $781,965     $700,662     $575,768     $514,139     $449,865
  Fixed charges                               1,363,702      946,283      804,281      988,111    1,480,435    1,669,412
    Total                                    $2,189,627   $1,728,248   $1,504,943   $1,563,879   $1,994,574   $2,119,277

Fixed charges:
  Interest on deposits                         $988,725     $704,803     $632,307     $832,372   $1,270,435   $1,409,855
  Interest on funds purchased                   239,080      122,055       87,900       87,038      135,314      183,431
  Interest on other short-term borrowings        54,843       42,519       21,623        7,027       10,104       14,537
  Interest on long-term debt                     68,114       63,119       48,839       48,560       47,664       46,183
  Portion of rents representative of the
    interest factor (1/3) of rental expense      12,940       13,787       13,612       13,114       16,918       15,406
      Total                                  $1,363,702     $946,283     $804,281     $988,111   $1,480,435   $1,669,412

Earnings to fixed charges                          1.61 x       1.83 x       1.87 x       1.58 x       1.35 x       1.27 x

Ratio 2 - excluding deposit interest

Earnings:
  Income before income taxes                   $825,925     $781,965     $700,662     $575,768     $514,139     $449,865
  Fixed charges                                 374,977      241,480      171,974      155,739      210,000      259,557
    Total                                    $1,200,902   $1,023,445     $872,636     $731,507     $724,139     $709,422

Fixed charges:
  Interest on funds purchased                  $239,080     $122,055      $87,900      $87,038     $135,314     $183,431
  Interest on other short-term borrowings        54,843       42,519       21,623        7,027       10,104       14,537
  Interest on long-term debt                     68,114       63,119       48,839       48,560       47,664       46,183
  Portion of rents representative of the
    interest factor (1/3) of rental expense      12,940       13,787       13,612       13,114       16,918       15,406
      Total                                    $374,977     $241,480     $171,974     $155,739     $210,000     $259,557

Earnings to fixed charges                          3.20 x       4.24 x       5.07 x       4.70 x       3.45 x       2.73 x
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